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                                FIRST CONSULTING GROUP

                        SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                              (Amended October 1, 1996)

    THIS VP SHAREHOLDERS' SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the "Plan") is adopted by FCG Enterprises, Inc., a California corporation, dba First Consulting Group, for the purpose of providing supplemental retirement benefits to FCG VP Shareholders and their beneficiaries in consideration of services rendered to FCG and as an inducement for their continued services in the future.

                                      ARTICLE I

                                     DEFINITIONS

    Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following definitions shall be applicable to the
Plan:

    1.1 "ACCOUNT BALANCE" means the sum of FCG Contributions, if any, plus 100% of the Participant's Deferral Amount, plus the earnings, if any, on total FCG contributions and Participant Deferral Amounts.

    1.2 "BENEFICIARY" means one, some, or all (as the context shall require) of those persons, trusts or other entities which a Participant in his most recent written form of beneficiary designation filed with FCG shall have designated as a beneficiary to receive benefits which may be payable hereunder upon a Participant's death as provided under Article VI.

    1.3  "BOARD OF DIRECTORS" OR "BOARD" means the Board of Directors of FCG.

    1.4 "COMMITTEE" means an independent Committee appointed by the Board to administer this Plan and to take such other actions as may be specified herein. If such a Committee is not in existence, references herein to the Committee shall mean the Board.

    1.5 "DEFERRAL AMOUNT" means the amount of Compensation that a Participant elects to defer pursuant to Article IV.

    1.6  "EFFECTIVE DATE" means January 1, 1994.

    1.7 "ELECTION" means the voluntary deferral of a portion of a Participant's Compensation, as expressed by the Participant on the Participation Application attached hereto as EXHIBIT A, as it may be modified from time to time or other such documentation acceptable to FCG.

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    1.8  "ENTRY DATE" means the later of (a) January 1, 1994, (b) the
Participant's date of hire by FCG or (c) the date the Participant becomes an Executive Officer of FCG.

    1.9 "EXECUTIVE OFFICER" shall mean the Chairman of the Board, President, all Vice-Presidents and the Chief Financial Officer of FCG;

    1.10 "PARTICIPANT" means any Executive Officer of FCG who is in the group of highly compensated or management employees selected by the Committee or the Board for participation in this Plan and who, unless otherwise agreed by FCG, is a Shareholder of FCG. All references herein to a "VP Shareholder" shall include any other Executive Officer of FCG selected to participate in the Plan.

    1.11 "INSURER" means the Pacific Mutual Life Insurance Company or other company selected hereafter by FCG.

    1.12 "NORMAL RETIREMENT AGE" means age 65.

    1.13 "FCG" means FCG Enterprises, Inc., a California corporation, dba First Consulting Group.

    1.14 "PLAN" shall mean the FCG VP Shareholders' Supplemental Executive Retirement Plan.

    1.15 "PLAN YEAR" means the 12 month period commencing on January 1 and ending on December 31.

    1.16 "FCG CONTRIBUTION" means the amount which FCG voluntarily contributes on behalf of a Participant pursuant to Article III.

    1.17 "TOTAL DISABILITY" means the inability of the Participant to engage substantially in his or her normal duties for FCG on account of physical or mental impairment provided that such disability is determined to be long-term and/or indefinite in duration. A Total Disability shall be determined in accordance with the definition of disability contained in the FCG long-term disability policy or plan then in effect.

    1.18 "TRUST" means the legal entity created by the Trust Agreement.

    1.19 "TRUST AGREEMENT" means that trust agreement entered into between FCG and the Trustee, entitled First Consulting Group Irrevocable Executive Benefit Trust, dated January 1, 1994.

    1.20 "TRUSTEE" means the original Trustee(s) named in the Trust Agreement and any duly appointed successor or successors thereto.

    1.21 "YEAR OF SERVICE" means a year of service in which the Participant

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completes at least 1,000 hours of continuous service as an Executive Officer in the employ of the Company, commencing on the date Participant becomes an Executive Officer of FCG, and successive anniversaries thereof during which the Participant is on FCG's payroll, including leaves of absence approved by FCG.


                                      ARTICLE II

                                     ELIGIBILITY

    2.1 Eligibility for participation in the Plan shall be limited to VP Shareholders of FCG who are eligible for and participate in the FCG Restricted Stock Bonus Plan, as amended from time to time, and who are selected by the Committee, in its sole discretion, to participate in the Plan. Individuals who are within this select group shall be notified by FCG as to their eligibility to participate in this Plan. The Committee may permit selected officers to defer Compensation under and subject to the Plan, for whom no FCG Contributions will be made.

    2.2 A Participant shall begin participation in the Plan upon the date that Participant becomes an Executive Officer of FCG, subject to submission of a signed and completed Enrollment Form. Provided, however, that if the Participant is not a shareholder of FCG as of the end of the year in which the Participant was hired by FCG ("Hire Year"), then any Contributions made by FCG for the account of the Participant with respect to the Hire Year, shall be forfeited and shall not inure to the benefit of such Participant.

    2.3 Participation in the Plan shall end when a Participant's employment terminates for any reason and/or if the Participant is no longer an officer or shareholder of FCG. However, if such person is still an officer, but not a shareholder of FCG, he may be permitted to continue to elect to defer Compensation subject to the terms of this Plan, but no Contributions to the Plan shall be made by FCG with respect to Compensation paid to such person after the participation termination date.


                                     ARTICLE III

                                  FCG CONTRIBUTIONS

    3.1 In March 1994, and for each Plan Year thereafter in which this Plan is in effect, FCG may make a voluntary Contribution. The Contribution shall be determined by the Board of Directors, in its sole discretion. Vesting in FCG Contributions shall be subject to the following terms and conditions:

         (a) A Participant shall be 100% vested in his FCG Contributions upon termination of employment with FCG due to a Change in Control or upon the date that the Plan is terminated as provided in Paragraph 9.8. For purposes of this

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Paragraph 3.1(a), a "Change in Control" shall mean any of the following:

              (i) the direct or indirect sale or exchange by the stockholders of FCG of all or substantially all of the stock of FCG where the existing stockholders of FCG before the sale or exchange, do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of FCG after the sale or exchange, provided, however, that the acquisition of stock of FCG by FCG's Associate Profit Sharing 401(k) and Stock Ownership Plan shall not be considered in determining a Change in Control;

              (ii) a merger in which FCG is a party where the existing stockholders of FCG before such merger, do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of FCG after the merger; or

              (iii) the sale, exchange, or transfer (including, without limitation, pursuant to a liquidation or dissolution) of all or substantially all of FCG's assets (other than a sale, exchange, or transfer to one or more corporations where the existing stockholders of FCG before such sale, exchange or transfer, retain, directly or indirectly, at least a majority of the voting stock of the acquiring corporation..

         (b) In the event a Participant terminates employment with FCG prior to the date the Plan is terminated, other than in connection with a Change in Control, his vested percentage in his FCG Contributions shall be determined as follows:

                   (1) 10% per Year of Service with 100% vesting after ten Years of Service under the Plan;

                   (2) For persons that were Vice Presidents on January 1, 1994, up to five Years of Service as a Vice President prior to the Effective Date shall be credited toward vesting in the Plan.

         (c) Upon death, Total Disability or reaching Normal Retirement Age, a Participant will become 100% vested in all FCG Contributions.


                                      ARTICLE IV

                            SALARY REDUCTION CONTRIBUTION

 4.1 (a) As of the Entry Date through and until the time that a Participant elects otherwise in accordance with the provisions of Paragraph 4.2, a Participant agrees to reduce his Compensation (defined below) by the amount set forth in an Election duly executed and filed with FCG. Deferral Amounts shall be irrevocably deferred and shall thereafter be distributed only in accordance with this Plan.

         (b) The maximum Deferral Amount in any Plan Year shall not be more than 10% of the Participant's annual base salary in effect on the later of: the Entry Date or the first day of each Plan Year thereafter.

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         (c)  As used herein, Compensation shall include the Participant's annual base salary and bonuses.

 4.2 (a) A Participant may at any time upon written notice to FCG cease entirely his salary reduction, and as soon thereafter as administratively feasible, no further salary reduction under this Plan shall be made for the Participant until such time as a new Election may be filed pursuant to subparagraph (b) of this Paragraph 4.2.

         (b) A Participant may amend his Election, at any time, upon written notice to FCG, to increase or decrease the amount of salary reduction, subject to the provisions of subparagraph (b) of Paragraph 4.1, above. Any such amendment shall be effective on the first day of the next Plan Year.

 4.3 Except as otherwise provided in Paragraph 4.2. above, a Participant's Election shall continue in effect until the earlier of the Participant's Normal Retirement Age, Total Disability, the date the Participant terminates employment with FCG or the date the Participant files a new Election pursuant to Paragraph 4.1(a) or amendment pursuant to Section 4.2(b).

 4.4 Except as provided in Paragraphs 6.4 and 6.5 below, the Deferral Amounts may not be withdrawn by a Participant and shall be paid only in accordance with the provisions of this Plan.

 4.5  A Participant shall always be 100% vested in his Deferral Amounts.


                                      ARTICLE V

                           INVESTMENT OF FCG CONTRIBUTIONS
                            AND ELECTIVE DEFERRAL AMOUNTS

 5.1 The Trustee shall invest FCG Contributions and Participants' Deferral Amounts in the investment subaccounts of the Insurer's Variable Universal Life Policies ("Policies") owned by the Trust. The Policies owned by the Trust shall be on the lives of Participants exclusively, but no Participant shall have any interest in any such Policies.

 5.2 The benefits to which a particular Participant is entitled under this Plan are based upon such Participant's Account Balance which will vary upward and downward based on the crediting rates published by the Insurer for the investment subaccounts selected by each Participant, less an annual Plan administrative fee of one-half percent. FCG shall pay all insurance charges and policy expenses in addition to its annual contributions, if any.

 5.3 Amounts contributed to the Plan shall be invested in one or more of the available investment subaccounts. Participants may indicate their preferences for the allocation of FCG Contributions and Deferral Amounts invested on their behalf. Such

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preferences shall be on a form provided by the Committee and shall be accepted at least one time per quarter. The Trustee shall endeavor to allocate amounts among the investment subaccounts in accordance with the Participant's preference indications, but shall not be bound by such preferences.


                                      ARTICLE VI

                                 PAYMENT OF BENEFITS

 6.1     Upon the Participant's Normal Retirement Age or upon his Death or
Total Disability, whichever comes first, there shall be distributed to the Participant an amount equal to the Participant's Account Balance, in monthly or annual installments over a period of years. If the distributions commence on account of the Participant's Total Disability, the period of years over which installments will be made shall be 10 years and installments shall be in monthly payments. If the distributions commence because the Participant has reached Normal Retirement Age, the period of years over which installments will be made shall be 15 years and installments shall be annual payments. Notwithstanding the foregoing, a Participant may elect on his Entry Date to defer payments on account of Total Disability until all payments under the FCG long-term disability plan have been paid out. In the event a Participant dies after installment payments have begun but before all of the installments are paid, the undistributed installments shall be paid to the Participant's Beneficiary.

 6.2 (a) In the event a Participant terminates employment with FCG prior to his Normal Retirement Age for any reason except death or Total Disability, the Participant shall be paid an amount equal to the Participant's vested Account Balance, payable as follows:

              (1) If the Participant terminates employment pursuant to a voluntary resignation, the amount determined under Paragraph 6.2(a) shall be distributed in a lump sum payment;

              (2) If the Participant terminates employment under any circumstances other than a voluntary termination, the amount determined under Paragraph 6.2(a) shall be paid out in annual installments over a period of years, such period being equal to the Participant's Years of Service, as defined in Paragraph 1.21, or fifteen (15) years, whichever is less.

 6.3 Upon the Participant's death prior to the Participant's Normal Retirement Age, Total Disability or other termination of employment, the Participant's Account Balance shall be paid to the Participant's Beneficiary. On the Participant's Entry Date, he shall select the payment method for this distribution of the Participant's Account Balance from the following options:

         (i)  Monthly payments over a period of years, as determined by the

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Participant, not to exceed the Beneficiary's life expectancy; or

         (ii) A lump sum cash payment.

 6.4 If on January 1, 1997, Participant has legal dependents, Participant may, on January 1, 1997 and thereafter, elect in-service distributions for expected college education expenses for such dependents. If subsequent to January 1, 1997, Participant acquires new legal dependents by birth or marriage, Participant may make such election at the next Plan Anniversary following the acquisition of such new legal dependents. The amounts available for distribution under this Paragraph 6.4 shall be limited to the Participant's Deferral Amounts credited to the Participant's account after the date of the election and any earnings included in the Participant's Account Balance.

         The dates and amounts of distribution shall be fixed at the time of election and may not be canceled or changed. This election shall be indicated on Exhibit A attached hereto or other documentation acceptable to FCG.

 6.5 All payments under this Article VI shall be subject to all applicable withholding for state and federal income tax.


                                     ARTICLE VII

                                    BENEFICIARIES

 7.1 A Participant shall have the right to designate on the Participation Application attached as EXHIBIT A, a Beneficiary to receive any amounts due under Article VI which may remain unpaid at the Participant's death.

 7.2 A Participant shall have the right at any time to revoke such designation and to substitute another such Plan Beneficiary; however, if the beneficiary is the Participant's spouse, said spouse must agree to any change in writing.

 7.3 If, upon the death of a Participant, there is no valid designation of Beneficiary, the Beneficiary shall be the Participant's estate.


                                     ARTICLE VIII

                     OBLIGATION TO PAY SUPPLEMENTAL PLAN BENEFITS

 8.1 All amounts or benefits payable to a Participant hereunder, including the amounts payable under Article VI, shall be paid by the Trustee.

 8.2 Notwithstanding the foregoing, the Trustee shall have no obligation to pay any sums in excess of amounts held by the Trustee.

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 8.3     Except as otherwise provided by the Trust Agreement, all Account
Balances shall be subject to the claims of creditors of FCG and neither any Participant nor any Beneficiary shall have any legal or equitable interest in the Trust, or any other asset of FCG. The Participant shall be a general unsecured creditor of FCG with respect to the promises of FCG made herein, except as otherwise expressly provided by the Trust Agreement.


                                      ARTICLE IX

                                    MISCELLANEOUS

 9.1 The right of any Participant, any Beneficiary, or any other person to the payment of any benefits or amounts under this Plan shall not be voluntarily or involuntarily assigned or transferred, or pledged or encumbered (collectively "Assignment"). Any Assignment in violation of the previous sentence shall be void.

 9.2 Subject to Paragraph 9.1, this Plan shall be binding upon and inure to the benefit of FCG, its successors and assigns and the Participant and his heirs, executors, administrators, legal representatives and Beneficiary. For purposes of this Article IX, such entities or persons are referred to individually herein as "party" and collectively as "parties."

 9.3 Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of FCG.

 9.4 FCG, any Participant and any Beneficiary, or a successor in interest to any of the foregoing, shall submit any dispute concerning the interpretation of or the enforcement of rights and duties under this Plan to final and binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, in Los Angeles, California. At the request of any party, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. Arbitration shall be conducted by a single, neutral arbitrator, or, at the election of any party, three neutral arbitrators, appointed in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator(s) shall be attorneys in practice for at least ten years, and experienced in the matter(s) being arbitrated. In any such arbitration, California Code of Civil Procedure
Section 1283.05 (Right to Discovery; Procedure and Enforcement) shall be applicable. The award of the arbitrator(s) shall be enforceable according to the applicable provisions of the California Code of Civil Procedure. The arbitrator(s) shall have the same powers as those of a judge of the superior court of the State of California, and shall render a decision as would a judge of a superior court of the State of California. Provided, however, the arbitrator(s) shall not have the authority or power to award punitive or exemplary damages, and specifically shall have the authority to grant equitable and injunctive relief. If proper notice of any hearing has been given, the arbitrator(s) will

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have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear. TO THE FULLEST EXTENT PERMITTED BY LAW, AND AS SEPARATELY BARGAINED-FOR CONSIDERATION, EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY.

9.5 The prevailing party in such arbitration shall be entitled to recover from the losing party or parties, the prevailing party's costs of such legal action including, without limitation, reasonable fees of attorneys, and the costs and expenses for accountants and similar advisors and expert witnesses fees and expenses. The arbitrator(s) shall have the authority to determine the prevailing party or parties.

9.6 This Plan shall be interpreted and enforced in accordance with the internal laws of the state of California. The provisions of this Plan shall be interpreted in accordance with their plain meaning. No provision of this Plan shall be interpreted against a party as a consequence of that party having drafted said provision. It is the intent of the parties, that all issues concerning this Plan be arbitrated in accordance with the provisions of Paragraph 9.4. Nevertheless, should any legal action or proceeding be brought arising out of or related to this Plan, the parties agree and irrevocably consent to the exclusive jurisdiction of the courts of the State of California and the federal courts located in the State of California, County of Los Angeles, with respect to any such legal action or proceeding. Participant waives any objection based on FORUM NON CONVENIENS or improper venue in connection with any such action or proceeding.

 9.7 This Plan including its exhibits, and the Trust Agreement, constitutes the entire understanding and agreement with respect to the subject matter contained herein. There are no agreements, understandings, restrictions, representations or warranties among any Participant and FCG pertaining to the subject matter hereof, other than those as set forth or provided for herein.

 9.8 (a) This Plan may be amended by FCG in writing, provided, however, that no amendment may be made which would alter the irrevocable nature of any FCG Contributions or Participant Compensation deferrals made prior thereto.

         (b) Notwithstanding the foregoing paragraph or any other provision in this Plan to the contrary, FCG reserves the right to terminate the Plan in its entirety at any time following fifteen (15) days notice to the then Participants. If the Plan is terminated, all benefits shall be paid as if the Participant had voluntarily terminated employment on the date of Plan termination, pursuant to the provisions of Paragraph 6.2. Any amounts remaining in the Trust after all benefits have been paid shall be paid to FCG.

         (c) Notwithstanding any other provision in the Plan to the contrary, FCG reserves the right to discontinue this Plan and provide for continued compensation deferral under the terms of a successor plan. If this Plan is discontinued and if compensation deferral continues under a successor plan, all amounts contributed under

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the Plan shall continue to be held by the Trustee and invested with payouts in accordance with Article VI.

 9.9 Any notice to be given hereunder shall be effective either by personal delivery in writing or by mail, registered or certified, postage pre-paid, with return receipt requested. Mailed notices shall be addressed as follows:


TO FCG:            First Consulting Group
                   111 W. Ocean Boulevard, Suite 400
                   Long Beach, CA 90802
                   Attn:      Patricia Lowery

TO TRUSTEE:        City National Bank
                   120 South Spalding Drive
                   P.O. Box 1141
                   Beverly Hills, CA 90213-9977

TO PARTICIPANT:    At the last known address
                   for Participant appearing
                   on the books of FCG

Any person may change his or its address for notices, by giving notice of change of address in accordance with this paragraph.

 9.10 The captions of the various Articles and paragraphs contained in this Plan are provided for convenience only and shall not be used to interpret, alter or modify the provisions hereof.

 9.11 This Plan, as amended on the date set forth below, supersedes the provisions of the Plan as adopted on January 1, 1994, as amended thereafter but prior to the date hereof.

IN WITNESS WHEREOF, the undersigned has caused this Plan, as amended, to be executed as of the 1st day of October, 1996, at Long Beach, California.


                                       FCG ENTERPRISES, INC.



By:______________________________
                                            (Authorized Officer)



Title:___________________________